Date of Grant:  December 31, 1997

                       ELECTROSOURCE, INC.
                     STOCK OPTION AGREEMENT

     THIS   OPTION  HAS  NOT  BEEN  REGISTERED   UNDER   THE
     SECURITIES  ACT  OF 1933, AS AMENDED  (THE  OACTO),  OR
     UNDER THE SECURITIES LAWS OF ANY STATE (OBLUE SKY LAWSO), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR DELIVERY TO THE COMPANY OF EVIDENCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.

Corning Incorporated               No. W12-102A
Corning, New York 14831            70,000 Shares


          The undersigned, Electrosource, Inc. (the "Company"), a Delaware corporation, for good and valuable consideration desires to grant to Corning Incorporated ("Corning" or "Holder") an option to acquire shares of Common Stock in the Company. The option covered hereby is granted pursuant to the terms of the
Research and Development   Umbrella   Agreement   ("Umbrella
Agreement") dated as of July 1, 1997 between the Company and Corning, and all provisions of that Umbrella Agreement are incorporated herein by reference. Defined terms shall have the same meaning as in the Umbrella Agreement.

      1. Option. The Company does hereby grant to Corning the exclusive option to purchase from the Company all or any part of an aggregate of Seventy Thousand (70,000) shares ("shares") of Common Stock of the Company. The exercise price shall be Seven and .125/100 Dollars ($7.125) per share for Seventy Thousand (70,000) shares.

      2. Term. The Option shall be exercisable at any time or times until the option expires or terminates in accordance with the provisions hereof. This Option shall in any event terminate no later than 5:00 o'clock P.M., San Marcos, Texas time three years after its date of grant.

     3. Exercise. To exercise this option or any part thereof, Corning shall give written notice of such election to the Company at its Corporate Headquarters, Attention Corporate Secretary, so as to be received by the Company within the period this option is exercisable, which notice shall specify the number of shares to be purchased and be accompanied by payment in full. Payment for such shares may be by check or wire transfer. Exercise of the option may be made in multiple parts, but in amounts of at least One Hundred Thousand and No/100 Dollars ($100,000.00) per exercise.

      4. Share Issue. Upon receipt by the Company of proper notice of exercise of this Option, the Company as promptly as practicable and subject to the other provisions in this Option, shall deliver a certificate or certificates representing shares so purchased, and shall pay all original issuance or transfer taxes on the exercise of this Option, and all other fees and expenses necessarily incurred by the Company in connection therewith. Certificates evidencing such shares may have endorsed thereon such language as may be deemed necessary or advisable by counsel for the Company in order to ensure compliance with the applicable securities laws or regulations. Registration rights shall be as set forth in the Umbrella Agreement.

      5. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the exercise price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the exercise price
in   effect  immediately  prior  to  such  combination  will be proportionately increased.

     6. Reorganization, Reclassification, Consolidation, Merger or Sale. Any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets to another entity which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation), stock, securities or amounts with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provisions (in form and substance satisfactory to the holder of the outstanding principal amount of the Option then outstanding) to insure that the holder of the Option will thereafter (for so long as such holder has the right to exercise the Option) have the right to receive, in lieu of or in addition to the shares of Common Stock immediately theretofore issuable upon the exercise of the Option, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had exercised the Option immediately prior to such Organic Change. In any such case, the Company will make appropriate provisions (in form and substance satisfactory to the holder of the Option) to insure that the provisions of this part 6 will thereafter (for so long as such holder has the right to exercise the Option) be applicable to the Option.

           IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

ELECTROSOURCE, INC.                CORNING INCORPORATED
By: /S/ JAMES M. ROSEL             By:/S/  DAVID H. FULLER
  James M. Rosel
  Vice President Finance           Printed Name:  David H. Fuller
  and General Counsel
                                   Its:  Division Vice President and
                                         Director